Exhibit 99.3

Genasys Completes Board of Directors Reconstitution

Elects Mark Culhane to Chair Audit Committee

SAN DIEGO, CA – July 11, 2024 – Genasys Inc. (NASDAQ: GNSS), the global leader in Protective Communications, today announced that it has completed a deliberate reconstitution of its Board of Directors with the appointment of Mark Culhane. Chaired by Rick Osgood, the current Board consists of five outside, independent directors and the Company's CEO, Richard Danforth. Mr. Culhane takes over the vacant Audit Committee Chair position, leveraging more than 30 years of executive finance experience in both public and private companies. Concurrent with Mr. Culhane's addition, existing board member, Caltha Seymour has resigned her position.

After working with Price Waterhouse for 10 years, Mark Culhane served as the Chief Financial Officer (CFO) of numerous public and private companies, including Teradata Corporation, Lithium Technologies, DemandTec, iManage, and SciClone pharmaceuticals. Mark also brings extensive board experience having served as Audit Committee Chair for CallidusCloud and UserZoom as well as board advisory roles for several private companies such as Everwise, Feedzai, and Lastline among others. At this time, Mark’s only professional engagement is with Genasys.

Mr. Culhane stated, "I am excited to join the Genasys Board of Directors. As a resident of San Diego County, I am acutely aware of the numerous challenges Genasys' solutions address. I look forward to working with the executive team to deliver improved visibility and financial consistency and performance."

Genasys' Board of Directors now consists of outside directors Rick Osgood (Chairman), Mark Culhane (Audit Committee Chair), Susan Lee Schmeiser (Director), Senator Bill Dodd (Director) and Craig Fugate (Director). Richard Danforth (CEO and Director) is the sole executive director on the Board.

Each of the Company's Board members brings specific and differentiated expertise to the Company. Rick's breadth of experience and relationships as a co-founder and CEO of investment banks has consistently provided a reasoned perspective in guiding the Board and the Company. As stated in the May 14th press release, Craig's experience with Florida Department of Emergency Management and FEMA, combined with Bill's history as both a small business owner and California state senator, is expected to help the Company accelerate its activity and success with State, Local, and Education (SLED) customers. Susan's experience in digital marketing has been instrumental in expanding and improving the Company's marketing and strategic positioning. Finally, Mark's vast financial experience with companies big and small spanning multiple sectors of technology is expected to bring added insight and support to the Company's financial processes and controls as Genasys continues to grow and diversify its revenue streams.

Commenting on the completed Board constitution, Genasys' CEO Richard Danforth said, "As Genasys enters its next phase of growth driven by rapidly growing software sales that enable further growth in the hardware business, it was imperative to find the right mix of individuals to best facilitate and guide that growth. I am exceptionally pleased with the team that we have assembled and look forward to the progress we will deliver together."

Genasys' Chairman, Rick Osgood had this to say: "Over the past several years, Genasys as a company has chosen to undergo a lot of change. To maximize the benefits of those changes, we felt it necessary to also adjust the Board composition to provide the best advice and oversight possible so as to maximize the benefits of the investments made. The newly formed Board will utilize all of its resources to advise and assist the Company to deliver on its obligation of lasting improvement in shareholder value."

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications. Incorporating the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as the Company’s Long Range Acoustic Devices (LRAD®), the Genasys Protect platform is designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™.” Protecting people and saving lives for over 40 years, Genasys covers more than 70 million people in over 100 countries worldwide, including more than 500 U.S. cities. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflicts, epidemics or pandemics, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2023. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contact

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582

Genasys Media Contact

Lauren Ames

Aircover Communications

lauren.ames@aircoverpr.com